Exhibit 10.3
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT, dated as of 10 December 2008 (the “Effective Date”), between Marvel Entertainment International Ltd (“Marvel International”), a limited company (Company Number: 04955607) formed under the laws of the United Kingdom that is wholly owned by Marvel Entertainment, Inc., a corporation formed under the laws of the state of Delaware, United States (the “Company”), and Simon Philips (the “Employee”).
WHEREAS, Marvel International and the Employee entered into a contract of employment dated 28 September 2006 (the “2006 Agreement”).
WHEREAS, Marvel International and the Employee now wish to replace the 2006 Agreement with the terms and conditions set forth in this agreement (this “Agreement”).
NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:
1. Employment, Duties and Acceptance.
1.1 Employment, Duties. Marvel International hereby employs the Employee for the Term (as defined in Section 2.1), to render exclusive and full-time services to Marvel International as President, World Wide Consumer Products and CEO of Marvel Animation or in such other position as may be mutually agreed upon by the Company and the Employee. The Employee shall report to the Company’s chief executive officer or his designee and Board of Directors and shall perform such other duties consistent with such positions as may be assigned to the Employee by the Company’s chief executive officer or his designee or the Board of Directors.
1.2 Acceptance. The Employee hereby accepts such employment and agrees to render the services described above. During the Term, the Employee agrees to serve Marvel International and the Company faithfully and to the best of the Employee’s ability, to devote the Employee’s entire business time, energy and skill to such employment and to use the Employee’s professional efforts, skill and ability to promote Marvel International’s and the Company’s interests. The Employee further agrees to accept election, and to serve during all or any part of the Term, as an officer or director of Marvel International or the Company and of any subsidiary or affiliate of Marvel International or the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the stockholders or by the Board of Directors of Marvel International or the Company or of any subsidiary or affiliate, as the case may be. Unless otherwise agreed to in writing by Marvel International or the Company (as applicable) and the Employee, the Employee shall upon the expiration of the Term, immediately resign any such officer or director position.

1.3 Location. The duties to be performed by the Employee hereunder shall be performed primarily at the offices of Marvel International in London, England. The Employee may be required to work on a temporary basis at any of the Company’s or its affiliates’ other locations in Europe or the US. The Employee may also be required to travel on business within and outside the UK; this may involve travelling outside normal business hours and at weekends and Bank or public holidays should the need arise.
1.4 Hours. The Employee’s business hours shall be the hours between 9:00 a.m. and 5:30 p.m., Monday to Friday (excluding bank and other public holidays in England), and such further time as shall be necessary for the proper performance by the Employee of his duties under this Agreement. The Employee acknowledges and agrees that he is exempt from the Working Time Regulations 1998 on account of his duties and powers.
1.5 Disciplinary Procedures. There are no formal disciplinary rules specific to the Employee’s employment. If the Employee is dissatisfied with any disciplinary decision or if he has any grievance relating to his employment he should submit a written memorandum giving particulars of such dissatisfaction or grievance to Marvel International’s Board of Directors and the matter shall be dealt with by discussion and a majority decision of the directors present at the next convened meeting of the Board of Directors.
1.6 Particulars of Employment. This Agreement contains the particulars required to be given under Section 1 of the U.K. Employment Rights Act 1996 (“ERA”) to the intent that, as at the date of this Agreement, Marvel International shall not be required to deliver to the Employee a separate written statement pursuant to Section 1 of the ERA.
1.7 Effect upon 2006 Employment Agreement. Upon the effectiveness of this Agreement, the 2006 Employment Agreement will be of no further force or effect.
1.8 Section 409A of U.S. Tax Code. The Employee acknowledges that, were he to become subject to United States federal income tax, he could, as a “specified employee” under U.S. tax laws, be subject to potentially adverse tax consequences under U.S. Internal Revenue Code Section 409A (“Section 409A”). The Company has established policies for compliance with Section 409A that are intended to prevent “specified employees” from suffering those adverse consequences.  The Employee therefore agrees that, to the extent necessary to avoid such adverse consequences to himself, this Agreement will be subject to the Company’s  policies for compliance with Section 409A.
2. Term of Employment
2.1 The Term. The Employee will commence employment under this Agreement as from the Effective Date. The term of the Employee’s employment under this Agreement (the “Term”) shall continue until 31 December 2010 and thereafter unless and until terminated by either party’s giving notice pursuant to Section 4.2 or 4.3 hereof as the case may be.
2.2 The Employee’s period of continuous employment with Marvel International commenced on 6 November 2006.

3. Compensation; Benefits.
3.1 Salary. As from the Effective Date until and including 31 December 2008, as compensation for all services to be rendered pursuant to this Agreement, Marvel International agrees to pay the Employee a base salary, payable monthly in arrears, at the annual rate of £250,850, less such deductions or amounts to be withheld as are required by applicable law and regulations and deductions authorized by the Employee in writing. From 1 January 2009, as compensation for all services to be rendered pursuant to this Agreement, Marvel International agrees to pay the Employee during the Term a base salary, payable monthly in arrears, at the annual rate of £358,380, less such deductions or amounts to be withheld as are required by applicable law and regulations and deductions authorized by the Employee in writing. The Employee’s base salary shall be reviewed no less frequently than annually by the Board of Directors in accordance with the policies and procedures that apply to other similarly situated employees of the Company in order to determine whether any change to the Employee’s base salary is warranted; provided, however, that under no circumstances will the Employee’s base salary be less than the amount payable as of the Effective Date. The Employee’s base salary as in effect from time to time is referred to in this Agreement as the “Base Salary”.
3.2 Bonus. (a) In addition to the amounts to be paid to the Employee pursuant to Section 3.1 hereof, the Employee will be entitled to receive a one-time bonus of £163,100, conditional on each party’s signing this Agreement (the “Signing Bonus”). The Signing Bonus shall be paid within thirty (30) days from the Effective Date.
(b) In addition to the amounts to be paid to the Employee pursuant to Section 3.1 and Section 3.2(a) hereof, the Employee will be entitled to receive a cash bonus based in whole or in part upon the attainment of performance goals set by the Board of Directors (the “Bonus Performance Goals”). The Employee’s target annual bonus amount, in British Pounds, shall be 50% of his Base Salary received for the year. Each annual bonus shall be paid when annual bonuses are paid generally to the Company’s other employees but in no event later than March 14 of the next calendar year. Notwithstanding the foregoing, Marvel International shall continue through December 2008 to advance to the Employee, on a non-refundable basis, £4,447 per month against the Employee’s 2008 bonus.
3.3 Business Expenses. Marvel International shall pay for or reimburse the Employee for all reasonable expenses actually incurred by or paid by the Employee during the Term in the performance of the Employee’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers, provided that those expenses were incurred and accounted for in accordance with the policies and procedures established by the Company.

3.4 Vacation. During the Term, the Employee shall be entitled to a vacation period or periods of five (5) weeks per year (provided that the Employee remains based in the United Kingdom; otherwise, four (4) weeks per year including public holidays) taken in accordance with the vacation policy of Marvel International during each year of the Term. Vacation time not used by the end of a calendar year shall be forfeited. Marvel International reserves the right to require the Employee to take any unused holiday entitlement during any period of notice of termination that has been given either by it or by the Employee. If Marvel International does not exercise this right then, on leaving its employment, the Employee will be paid a sum equivalent to the value of any accrued but unused holiday to which the Employee is entitled after deduction of tax and national insurance contributions. Upon termination of the Employee’s employment, if the Employee has taken more days of holiday than the Employee’s accrued entitlement during the relevant holiday year, the Employee will be required to pay Marvel International for any excess days taken, which sum may be deducted from his final salary or any other sums then owing to the Employee by it.
3.5 Fringe Benefits. During the Term, the Employee shall be entitled to all benefits for which the Employee shall be eligible under any qualified pension plan, 401(k) plan, group insurance or other so-called “fringe” benefit plan which the Company provides to its employees generally, together with medical benefits for the Employee, as from time to time in effect for employees of the Company generally. In the event of such benefits being limited (by law or otherwise) to residents of the United States of America, Marvel International shall provide Employee with reasonably comparable benefits. In any event, specifically, during the Term:
(a) Marvel International will not provide any pension scheme or other pension arrangements for the Employee. At the request of the Employee, Marvel International, each month, shall (by deduction from the Employee’s gross pay) pay directly to a private pension scheme nominated by the Employee a lump sum equivalent to ten percent (10%), or any lower percentage specified by the Employee, of his then current monthly salary.
(b) There is no contracting-out certificate in force under the U.K. Pensions Schemes Act 1993 in respect of the Employee’s employment with Marvel International.
(c) Subject to the Employee complying with all terms and conditions from time to time imposed by the medical insurance provider chosen by the Company (as may be varied from time to time), Marvel International shall maintain at its cost, private medical insurance at the London A scale (BUPA or PPP) arranged with such insurance provider for the Employee and his wife and dependent children under the age of 18. In lieu of the foregoing, the Employee may, at his option, be reimbursed for his own provision of medical insurance provided that Marvel International shall not be required to incur greater expense than had the Employee participated in Marvel International’s scheme.
(d) Marvel International shall provide the Employee with, or, at the Employee’s option, will reimburse the Employee for the cost of his directly obtaining, permanent health insurance cover, which in the event of serious illness, will provide the Employee, after six months’ absence, with financial support. Marvel International intends for this support to be in the range of 75% of the Employee’s Base Salary or at any other level typical of executives in London, but cannot commit to the particulars of the terms before consulting with an insurance provider.

(e) Marvel International shall provide the Employee with life assurance cover of three times the Employee’s Base Salary, subject to any customary terms imposed by the insurance provider.
(f) If a scheme provider refuses for any reason to provide any benefits to the Employee (or where appropriate to the Employee’s spouse, partner or dependant children) Marvel International is not liable to provide any replacement benefit of the same or similar kind or compensation in lieu of such benefit.
(g) Marvel International at its absolute discretion reserves the right reasonably to vary or amend any scheme provided for the benefit of the Employee or the Employee’s family at any time but only where the resulting arrangements are no less favorable than those provided by Marvel International or the Company in general to similarly situated employees; and Marvel International will not be liable to provide any replacement benefit of the same or similar kind, or compensation in lieu of such benefit.
(h) Nothing in this Section 3.5 will prevent Marvel International terminating the Employee’s employment for whatever reason in accordance with the terms of this Agreement even if such termination results in the Employee losing any existing or prospective benefits as detailed in Section 3.5.
3.6 Additional Benefits. During the Term, the Employee shall be entitled to such other benefits as are specified in Schedule I to this Agreement.
3.7 Sick Pay. If the Employee is absent from work because of illness or accident, Marvel International will pay to the Employee his Base Salary for up to an aggregate of one hundred and eighty (180) working days in any period of twelve (12) months. Any sums payable to the Employee under this Section shall be inclusive of any Statutory Sick Pay payable.
4. Termination.
4.1 Death. If the Employee shall die during the Term, the Term shall terminate immediately.

4.2 Permitted Termination by the Employer. (a) Cause. The Term may be immediately terminated by Marvel International upon notice to the Employee upon the occurrence of any event constituting “Cause” as defined herein. For purposes of this Agreement, the term “Cause” shall mean any of the following: (A) the Employee’s indictment for, or conviction of an indictable offence or any crime involving theft, fraud, dishonesty or moral turpitude or any violation of applicable securities laws; (B) the Employee’s failure (except as a result of illness or injury) to follow the Company’s or Marvel International’s lawful directions or to perform his employment duties that continues for five (5) business days after notice from Marvel International of such failure, specifying that the failure constitutes Cause; (C) the Employee’s engaging in conduct constituting embezzlement, willful assistance to a competitor, fraud, misappropriation, material violation of Marvel International’s or the Company’s anti-discrimination, equal employment opportunity, prohibition against harassment or similar policies or material violation of Marvel International’s or the Company’s insider trading policy, corporate code of business conduct and ethics or other material policy, or the Employee’s engaging in conduct tending to bring Marvel International or the Company into public disgrace or disrepute; (D) the Employee’s failure (including, but not limited to, the Employee’s refusal to be deposed or to provide accurate and complete testimony at any trial or inquiry) to participate, if requested by the Board of Directors, in any investigation or inquiry, whether internal or external, into the Employee’s actions (or inactions) or Marvel International’s or the Company’s business practices; (E) the Employee’s possession on Marvel International’s or the Company’s premises of any prohibited drug or substance that would amount to a criminal offence, or the Employee’s being under the influence of any such substance while on Marvel International’s or the Company’s premises; (F) the Employee’s gross misconduct or gross negligence in connection with the business of Marvel International or any affiliate; or (G) the Employee’s material breach of this Employment Agreement.
(b) The Term may be terminated by Marvel International for any reason by the giving of not less than six months’ notice to the Employee by Marvel International or by the Company.
4.3 Permitted Termination by the Employee. (a) The Term may be immediately terminated by the Employee upon notice to Marvel International (given within one week of the expiration of the cure period described at the end of this Section 4.3(a)) of any event constituting “Good Reason” as defined herein. As used herein, the term “Good Reason” means the occurrence of any of the following, without the prior written consent of the Employee: (i) assignment of the Employee to duties materially inconsistent with the Employee’s positions as described in Section 1.1 hereof, or any significant diminution in the Employee’s duties or responsibilities, other than in connection with any disability of the Employee; (ii) any material breach of this Agreement by Marvel International which is continuing; or (iii) a change in the location of the Employee’s principal place of employment to a location more than fifty (50) miles from the location specified in Section 1.3 hereof; provided, however, that the Employee shall not be deemed to have Good Reason unless (a) within thirty (30) days after the occurrence of the event in question, the Employee gives Marvel International and the Company written notice that the specified event has occurred, making specific reference to this Section 4.3 and requesting Marvel International and the Company to cure the event, and (b) Marvel International and the Company fail to cure the event within thirty (30) days of receipt of such notice.
(b) The Term may be terminated by the Employee for any reason by the giving of not less than six months’ notice to Marvel International and to the Company by the Employee.

4.4 Garden Leave. Following service of notice to terminate the Employee’s employment hereunder by either party, or if the Employee purports to terminate his employment hereunder in breach of this Agreement, or at any time during the Term in order to investigate a reasonable belief that the Employee is guilty of misconduct, Marvel International may by notice to the Employee require the Employee not to perform any services (or to perform only specified services) for it and any affiliate until the end of the applicable notice period or the termination of the Term, whichever is sooner (“Garden Leave”). Any period of Garden Leave shall not exceed six months. During any period of Garden Leave, Marvel International shall be under no obligation to provide any work to, or vest any powers in, the Employee, who shall have no right to perform any services for Marvel International or any affiliate. During any period of Garden Leave the Employee shall:
(a) continue to receive his salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;
(b) remain an employee of Marvel International and bound by the terms of this Agreement and any other terms of his employment with Marvel International;
(c) not, without the prior written consent of the Chief Executive Officer of the Company, attend his place of work or any other premises of Marvel International or any affiliate;
(d) not, without the prior written consent of the Chief Executive Officer of the Company, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of Marvel International or any affiliate; and
(e) (except during any periods taken as holiday in the usual way) ensure that the Chief Executive Officer of the Company knows where he will be and how he can be contacted during each working day and shall comply with any written requests to contact a specified employee of Marvel International or any affiliate at specified intervals.
4.5 Severance. (a) If the Term is terminated pursuant to Section 4.1, 4.2(a) or 4.2(b) hereof, or by the Employee, the Employee shall be entitled to receive his Base Salary, benefits and reimbursements provided hereunder at the rates provided in Sections 3.1, 3.5 and 3.6 hereof to the date on which such termination shall take effect. In addition, if the Term is terminated pursuant to Section 4.1, 4.2(b) or 4.3(a) hereof, the Employee shall also be entitled to receive any bonus which has been awarded under Section 3.2 in respect of a previously completed fiscal year but which has not yet been paid and a pro rata portion (based on time) of the annual bonus for the year in which the termination date occurs (a “Pro Rata Bonus”), and all equity arrangements provided to the Employee hereunder or under any employee benefit plan of the Company shall immediately vest and shall remain exercisable for ninety days. The Pro Rata Bonus to which the Employee is entitled, if any, shall be determined by reference to the attainment of the performance goals referred to in Section 3.2 as of the end of the fiscal year in which termination of employment occurs and shall be paid when bonuses in respect of that year are generally paid to the Company’s other employees but in no event later than March 14 of the next fiscal year.

(b) During any period of Garden Leave in accordance with Section 4.4 hereof, the Employee shall receive his salary and all contractual benefits.
(c) Except as provided in this Section 4.5, pursuant to the Company’s Stock Incentive Plan and as required by law, neither Marvel International nor the Company shall have any further obligation to the Employee after termination of the Term.
5. Protection of Confidential Information; Non-Competition
5.1 The Employee recognizes and agrees that he will be responsible for (i) actively conducting Marvel International’s and the Company’s business, (ii) overseeing activities of Marvel International and the Company, (iii) developing and implementing strategies on behalf of Marvel International and the Company everywhere they currently conduct their business, and (iv) affecting licensees, customers, suppliers, and distributors everywhere Marvel International and the Company conduct their business. In addition, the Employee recognizes and agrees that, to enable him to satisfy his duties and responsibilities under this Agreement, Marvel International and the Company will invest substantial resources in him by making available to him Confidential Information (as defined below) and other valuable resources and assets to which he would not have had access, but for his employment with Marvel International. To protect Marvel International’s and the Company’s business interests, including their Confidential Information (as defined below) and business relationships, the Employee agrees:
5.1.1 To keep and retain in the strictest confidence all confidential matters of Marvel International, the Company and their affiliates, including, without limitation, any trade secret or other information which is confidential or commercially sensitive and which is not in the public domain relating or belonging to Marvel International, the Company or their affiliates including, but not limited to, information relating to the business or operational methods, corporate plans and strategies, management systems, finances, new business opportunities, scripts and storylines of entertainment projects, plans or activities involving the financing, development, casting, marketing, release and/or distribution of entertainment projects, story and character ideas, trade agreements, profits, costs of media trades/investments, pricing and sales arrangements, terms of business, marketing or sales of any products or services, technical processes, research projects, inventions, designs, applications, training presentations, promotional brochures, know-how, discoveries, and other technical information relating to the creation, production or supply of future products or services of Marvel International, the Company or their affiliates, lists or details of actual, past or potential clients, customers or suppliers or the arrangements made with any of them and any information in respect of which Marvel International or any of its affiliates owes an obligation of confidentiality to any third party (“Confidential Information”), learned by the Employee heretofore or hereafter, and not to use or disclose them to anyone outside of Marvel International and the Company, either during or after the Employee’s employment with Marvel International, except in the course of performing the Employee’s duties hereunder or with the Company’s express written consent; provided, however, that the restrictions of this Section 5.1.1 shall not apply to that part of the Confidential Information that the Employee demonstrates is or becomes generally available to the public other than as a result of a disclosure by the Employee or is available, or becomes available, to the Employee on a non-confidential basis, but only if the source of such information is not prohibited from transmitting the information to the Employee by a contractual, legal, fiduciary, or other obligation (but, notwithstanding this paragraph, the Employee may disclose Confidential Information as required by court order, subpoena, or otherwise as required by law, provided that upon receiving such order, subpoena, or request and prior to disclosure, he shall provide written notice to Marvel International and the Company of such order, subpoena, or request and of the content of any testimony or information to be disclosed and shall cooperate fully with Marvel International and the Company to lawfully resist disclosure of such information. Nothing in this Agreement shall prevent the Employee from testifying or meeting with any representatives of any law enforcement agency who are investigating any matters involving Marvel International’s or the Company’s business practices); and

5.1.2 To deliver promptly to Marvel International or the Company on termination of the Employee’s employment by Marvel International, or at any time Marvel International or the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to Marvel International’s or the Company’s business and all property associated therewith, which the Employee may then possess or have under the Employee’s control.
5.2 For a period of six (6) months after he ceases to be employed by Marvel International under this Agreement or otherwise, if such cessation arises pursuant to Section 4.2(a) or as a result of termination by the Employee in breach of this Agreement, the Employee shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or entity engaged in the business of consumer product licensing in Europe or in any nation from which Marvel International or any of its affiliates have obtained more than $50,000 in licensing revenue in the preceding twelve months; the Employee shall not engage in such business on the Employee’s own account; and the Employee shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided, however, that nothing contained in this Section 5.2 shall be deemed to prohibit the Employee from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation.
5.3 If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of Section 5.1, Section 5.2, Section 6 or Section 7 hereof, Marvel International shall have the following rights and remedies:
5.3.1 The right and remedy to require the Employee to account for and pay over to Marvel International all compensation, profits, monies, accruals, increments or other benefits (collectively “Benefits”) derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of Section 5.2 hereof, and the Employee hereby agrees to account for and pay over such Benefits to Marvel International. Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Marvel International or the Company under law or in equity; and

5.3.2 Marvel International may terminate the Employee’s entitlement to severance payments or other benefits under Section 4.5 hereof.
5.4 If any of the covenants contained in Section 5.1, Section 5.2, Section 6 or Section 7 hereof, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.
5.5 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Section 5.1, Section 5.2, Section 6 and Section 7 hereof upon the courts of the United Kingdom or any other state or country where the Employee resides or where the breach of the covenant is occurring.
6. Prior Restrictions; Promise Not to Solicit.
6.1 The Employee represents that he is free to enter into this Agreement and is not restricted in any manner from performing under this Agreement by any prior agreement, commitment, or understanding with any third party. If Employee has acquired confidential or proprietary information in the course of his prior employment or as a consultant, he will fully comply with any duties not to disclose such information then applicable to him during the Term.
6.2 The Employee will not during the Term induce or attempt to induce any employee of Marvel International or its affiliates to stop working for Marvel International or its affiliates or to work for any competitor of Marvel International or the Company.
6.3 The Employee will not, for a period of six months after the date of the termination of his employment with Marvel International, (1) solicit or serve, participate in soliciting or serving or induce, advise, encourage or attempt to solicit or serve any customer, supplier, vendor, or distributor of Marvel International, the Company or their affiliates (A) for which he was responsible during his employment with Marvel International, (B) with whom he had business contacts or dealings on behalf of Marvel International, the Company or their affiliates during his employment with Marvel International, or (C) about which he learned confidential information during his employment with Marvel International; (2) induce or attempt to induce any employee of, independent contractor for or service provider to Marvel International or its affiliates having access to Confidential Information, and with whom the Employee had material dealings during the 12 months prior to termination, to stop working, or to reduce their work or services, for Marvel International, the Company or any of their affiliates or to work for any competitor of any of those entities; or (3) induce or attempt to induce any party referred to in clause (1) of this sentence to alter its business dealings with Marvel International, the Company or their affiliates.

7. Inventions and Patents; Intellectual Property.
7.1 The Employee acknowledges that, because of the nature of his duties and the particular responsibilities arising as a result of such duties, the Employee owes to Marvel International and its affiliates, an obligation to further the interests of those entities.
7.2 The Employee shall promptly disclose to Marvel International any idea or invention created or developed by him which is actually or potentially relevant to the business of Marvel International and/or its affiliates.
7.3 The Employee acknowledges that all trade marks, registered designs, design rights, copyright, database rights and other intellectual property rights, whether in existence now or coming into existence at any time in the future, will, on creation either during the normal course of employment or by using materials, tools or knowledge made available through the Employee’s employment, vest in and be the exclusive property of Marvel International or any of its affiliates which Marvel International shall nominate and, if required to do so (whether during or after the termination of the Employee’s employment), the Employee will execute all instruments and do all things necessary to vest ownership in the above rights in Marvel International as sole beneficial owner. Where the same does not automatically vest by Act of Parliament, the Employee will immediately assign the same to Marvel International. The Employee irrevocably waives all of his rights pursuant to sections 77 to 83 inclusive of the Copyright Designs and Patents Act 1988. Furthermore, the Employee understands that within the scope of his employment, he may create or contribute to literary, artistic, or other kinds of material (collectively, the “Works”) that may qualify as “works made for hire” under United States copyright law, and if so, that Marvel International (or, if applicable, the Company) is the author and sole owner of the Works in the United States and worldwide, and the Employee waives any rights he may have to the Works, including moral rights. If at any time, any of the Works are deemed not to be works made for hire, the Employee assigns, grants, transfers and conveys to Marvel International (or, if applicable, the Company) all his right, title and interest to the Works for the entire length of time they are protected by any applicable law. The Employee agrees (whether during or after his employment with Marvel International) to sign any document Marvel International or the Company may reasonably request in order to secure or enforce Marvel International’s (or, if applicable, the Company’s) rights in the Works. The Employee irrevocably appoints the Company and any of its officers as his attorney-in-fact to secure and enforce the rights in his name. To the extent that the Employee retains any right, title or interest to the Works, he agrees to: (i) unconditionally and irrevocably waive the enforcement of such rights, and all claims and causes of action of any kind against Marvel International, the Company or their affiliates with respect to such rights; (ii) consent to and join in any action to enforce such rights at the request of Marvel International, the Company or any of their affiliates; and (iii) grant to Marvel International (or, if applicable, the Company) an irrevocable, fully paid-up, transferable, sublicensable, worldwide right and license to use, reproduce, distribute, display and perform, prepare derivative works of and otherwise modify without limitation, make, sell, offer to sell, import and otherwise use and exploit all or any portion of the Works, in any form or media (now known or later developed).

7.4 The Employee appoints Marvel International to be his attorney in the Employee’s name and on the Employee’s behalf to execute any such instrument or do any such thing necessary for the purpose of giving to Marvel International or its nominee the full benefit of the provisions of this Section 7. It is a condition of the Employee’s employment with Marvel International that he execute as a deed the Power of Attorney attached as Schedule 2 to this Agreement.
7.5 The provisions of this Section 7 shall survive termination of employment insofar as they relate to trade marks, registered designs, design rights, copyright, database rights and all other intellectual property rights which were created before the termination of the Employee’s employment.
8. Indemnification.
To the fullest extent permitted by applicable law, Employee shall be indemnified and held harmless for any action or failure to act in his capacity as an officer or employee of Marvel International or any of its affiliates or subsidiaries. In furtherance of the foregoing and not by way of limitation, if Employee is a party or is threatened to be made a party to any suit because he is an officer or employee of Marvel International or such affiliate or subsidiary, he shall be indemnified against expenses, including reasonable attorney’s fees, judgments, fines and amounts paid in settlement if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of Marvel International or such affiliate or subsidiary, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The Employee shall give Marvel International and the Company prompt notice of any such suit; provided, that his failure to do so shall not relieve Marvel International or the Company from any obligation that it would otherwise have pursuant to this Section 8 except to the extent that Marvel International or the Company has been prejudiced by that failure. Marvel International and/or the Company shall have the option to control the defense and settlement of any such suit. No settlement affecting the Employee’s rights shall be entered into by Marvel International or the Company or any of their affiliates without the Employee’s consent, such consent not to be unreasonably withheld. Indemnification under this Section 8 shall be in addition to any other indemnification by Marvel International and/or the Company of its officers and directors. Expenses incurred by Employee in defending an action, suit or proceeding for which he claims the right to be indemnified pursuant to this Section 8 shall be paid by Marvel International in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Employee to repay such amount in the event that it shall ultimately be determined that he is not entitled to indemnification by Marvel International or the Company. Such undertaking shall be accepted without reference to the financial ability of Employee to make repayment. The provisions of this Section 8 shall apply as well to the Employee’s actions and omissions as a trustee of any employee benefit plan of Marvel International, its affiliates or subsidiaries.

9. Governing Law; Jurisdiction. This Agreement shall be governed by English law and, subject to Section 5.5 above, the parties hereto agree to submit any dispute as to its terms or effect to the exclusive jurisdiction of the English courts.
10. Notices.
All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight courier (notices sent by overnight courier shall be deemed to have been given on the scheduled delivery date), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):
If to Marvel International, to:
Marvel Entertainment International, Ltd
54 Great Marlborough St.
London W1F 7JU
United Kingdom
Attn: [                    ]
with a copy to:
Marvel Entertainment, Inc.
417 Fifth Avenue
New York, New York 10016
USA
Attention: General Counsel
If to the Employee, to the Employee at his address as then on file with the Company’s Human Resources Department.
11. General.
11.1 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.2 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. This Agreement expressly supersedes all agreements and understandings between the parties regarding the subject matter hereof and any such agreement or understanding is terminated as of the date first above written.
11.3 This Agreement, and the Employee’s rights and obligations hereunder, may not be assigned by the Employee. Marvel International may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of Marvel International hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.
11.4 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
11.5 This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
11.6 In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.
11.7 There are no collective agreements that directly affect the terms and conditions of the Employee’s employment.
12. Subsidiaries and Affiliates.
As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by Marvel International or the business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with Marvel International or the business entity in question.

13. Contracts (Rights of Third Parties) Act 1999
Section 3.5 of this Agreement may confer rights on the Employee’s spouse or dependants under the Contracts (Rights of Third Parties) Act 1999. Save as expressly stated, no other rights are conferred to the Employee’s spouse or dependants or to any other third party other than Marvel International or its affiliates.
14. Deductions
For the purposes of the Employment Rights Act 1996, the Employee authorises Marvel International at any time during the continuance of this Agreement and in any event on termination howsoever arising, to deduct from the Employee’s remuneration (which for this purpose includes, without limitation, salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all debts owed by the Employee to Marvel International or any affiliate, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by Marvel International to the Employee, the cost of repairing any damage or loss to Marvel International’s property caused by the Employee and any loss suffered by Marvel International as a result of any neglect or breach of duty by the Employee.
15. Personal Information
15.1 Information relating to the Employee may be held by Marvel International in its manual and automated filing systems, including details of the Employee’s remuneration, absence record, medical record, tax code, home address, and so on. The Employee hereby consents to the processing and disclosure of such personal data both inside and, where necessary, outside the European Economic Area for the purposes of salary administration, personnel administration, health administration, health insurance/benefits, any other benefit or administration or Marvel International or its affiliates, training and appraisal (including performance and disciplinary records), equal opportunities monitoring, management purposes and as required for the purposes of complying with Marvel International or its affiliates’ obligations under employment law or the marketing of products and services to the Employee.
15.2 The Employee agrees to use all reasonable endeavours to keep Marvel International informed of any changes to the Employee’s personal data, including any change of the Employee’s home address.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
COMPANY:

MARVEL ENTERTAINMENT
INTERNATIONAL LIMITED		EMPLOYEE:

By:	/s/ Benjamin Dean	/s/ Simon Philips

	Benjamin Dean	Simon Philips
Secretary

SCHEDULE 1
Additional Benefits:
1.	Automobile Allowance. The Employee shall be eligible for an automobile allowance in the amount of £640 per month in accordance with the Company’s policy.

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